Exhibit 10.1
Restricted Stock Award Agreement (Time Vesting)
This Restricted Stock Award Agreement (this “Agreement”) is by and between the “Participant” and Carter’s, Inc. (the “Company”) pursuant to the Carter’s, Inc. Amended and Restated Equity Incentive Plan (as may be amended from time to time, the “Plan”). All capitalized terms not otherwise defined herein shall have the meaning provided in the Plan.
WHEREAS, the Company has adopted the Plan, pursuant to which awards of Restricted Stock may be granted;
WHEREAS, the Participant has agreed to terms of employment with the Company or certain of its subsidiaries; and
WHEREAS, as part of the Participant’s compensation, the Company wishes to grant the Participant the award of Restricted Stock, and Participant wishes to accept such grant through an online system, as provided for herein.
NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.Award. The Company hereby grants an Award to the Participant on the “Grant Date” shown in the “Award Details” box in the “Grant Summary – Grant Detail” screen (the “Grant Date”), consisting of the number of shares of Stock shown in the “Shares Granted” line of the “Award Details” box in the “Grant Summary – Grant Detail” screen (the “Restricted Stock”), on the terms and conditions and subject to the restrictions described in this Agreement and in the Plan (which is incorporated herein by reference with the same effect as if set forth herein in full) in addition to such other restrictions, if any, as may be imposed by law.
2.Meaning of Certain Terms. Except as otherwise expressly provided herein, all terms used herein and not defined herein shall have the same meaning as in the Plan. The term “vest” as used herein with respect to any Restricted Stock means the lapsing of the restrictions described herein with respect to such Restricted Stock.
3.Restrictions. Subject to any exceptions set forth in this Agreement or the Plan, during the Restricted Period (as defined herein), the Restricted Stock or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Restricted Stock or the rights relating thereto during the Restricted Period shall be wholly ineffective and, if any such attempt is made, the Restricted Stock will be forfeited by the Participant and all of the Participant’s rights to such Restricted Stock shall immediately terminate without any payment or consideration by the Company.
4.Forfeiture Risk. If the Participant’s Employment ceases for any reason, except as specifically provided in Paragraph 7 below, any then-outstanding and unvested Restricted Stock shall be automatically and immediately forfeited. The Participant hereby (i) appoints the Company as the attorney-in-fact of the Participant to take such actions as may be necessary or appropriate to effectuate a transfer of the record ownership of any such Restricted Stock that is unvested and forfeited hereunder; (ii) agrees to deliver to the Company, as a precondition to the issuance of any certificate or certificates with respect to unvested Restricted Stock hereunder, one or more stock powers, endorsed in blank, with respect to such Restricted Stock; and (iii) agrees to sign such other powers and take such other actions as the Company may reasonably request to accomplish the transfer or forfeiture of any unvested Restricted Stock that is forfeited hereunder.
5.Retention of Certificates. The Company shall hold any certificates representing unvested Restricted Stock. If unvested Restricted Stock is held in book entry form, the Participant agrees that the Company may give stop transfer instructions to the depository to ensure compliance with the provisions hereof.
6.Vesting of Restricted Stock.
a.Except as provided in Paragraph 7 below and subject to the Participant’s continued Employment through the applicable vesting date, the Restricted Stock acquired hereunder shall vest, in accordance with the provisions of this Agreement and applicable provisions of the Plan as follows:
i.One-fourth (1/4) of the award shall become vested on the first anniversary of the Grant Date;
ii.One-fourth (1/4) of the award shall become vested on the second anniversary of the Grant Date;
iii.One-fourth (1/4) of the award shall become vested on the third anniversary of the Grant Date; and
iv.A final one-fourth (1/4) of the award shall become vested on the fourth anniversary of the Grant Date.
b.Notwithstanding the foregoing, the Restricted Stock shall vest as to one hundred percent (100%) of the total number of Restricted Stock on the date a Covered Transaction is consummated.
c.The period over which the Restricted Stock vests is referred to as the “Restricted Period” for purposes of this Agreement.
7.Death or Disability; Covered Transaction.
a.If the Participant dies prior to the Restricted Stock vesting, one hundred percent (100%) of the Restricted Stock shall automatically vest upon Participant’s death.
b.If the Participant becomes disabled due to injury or illness and is unable to serve as an Employee for a period of time not exceeding six (6) months and returns to serve as an Employee after such disability, the Participant’s vesting schedule in the Restricted Stock will not be affected by such disability. If the Participant becomes disabled due to injury or illness and the Company, in its sole discretion, determines the Participant is unable to serve as Employee for a period of time reasonably expected to exceed six (6) months, one hundred percent (100%) of the Participant’s Restricted Stock will vest automatically upon such determination.

c.In the event a Covered Transaction is consummated, the Restricted Stock shall vest as provided in Paragraph 6(b).
d.Except as otherwise provided in this Section 7, any Restricted Stock that is unvested as of the date the Participant’s Employment is terminated shall be automatically forfeited on the date of such termination and all rights of the Participant to such unvested portion of the Restricted Stock shall be terminated.
8.Legend. Book entry records representing unvested Restricted Stock shall be held by the Company’s transfer agent, and any such records shall contain a legend substantially in the following form:
THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE) OF CARTER’S, INC.’S AMENDED AND RESTATED EQUITY INCENTIVE PLAN AND A RESTRICTED STOCK AWARD AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND CARTER’S, INC. COPIES OF SUCH PLAN AND AGREEMENT ARE ON FILE IN THE OFFICES OF CARTER’S, INC.
As soon as practicable following the vesting of any Restricted Stock, the Company shall cause shares of Stock underlying such Restricted Stock, without the aforesaid legend, to be issued and delivered to the Participant. The Company may take such steps, as it deems necessary or appropriate, to record and manifest the restrictions applicable to such Restricted Stock.
9.Dividends Equivalents, etc. The Participant shall be entitled, as to one hundred percent (100%) of the total number of shares, to (i) receive a cash payment equal to the amount of any and all dividends or other cash distributions paid with respect to those shares of Restricted Stock of which Participant is the record owner on the record date for such dividend or other distribution, and (ii) vote any shares of Stock of which Participant is the record owner on the record date for such vote; provided, however, that any property (other than cash) distributed with respect to any share of Restricted Stock (the “Associated Share”) acquired hereunder, including without limitation a distribution of Stock by reason of a stock dividend, stock split or otherwise, or a distribution of other securities with respect to an Associated Share, shall be subject to the restrictions of this Agreement in the same manner and for so long as the Associated Share remains subject to such restrictions, and shall be promptly forfeited if and when the Associated Share is so forfeited; and further provided, that the Administrator may require that any cash distribution with respect to the Restricted Stock other than a normal cash dividend be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan. References in this Agreement to the Restricted Stock shall refer in the same way to any such restricted amounts.
10.Sale of Vested Restricted Stock. The Participant understands that any sale of vested Restricted Stock by the Participant will be subject to the satisfaction of (i) any applicable tax withholding requirements with respect to the vesting or transfer of such Restricted Stock; (ii) any requirements that the Company may reasonably impose; and (iii) applicable requirements of federal and state securities laws.

11.Certain Tax Matters. The Participant expressly acknowledges that the Participant has been advised to confer promptly with a professional tax advisor to consider whether the Participant should make a so-called “83(b) election” with respect to the Restricted Stock. Any such election, to be effective, must be made in accordance with applicable regulations (including, without limitation, the requirement to provide a copy of such election to the Company in advance of filing such election under the Internal Revenue Code) and within thirty (30) days following the Grant Date. The Company has made no recommendation to the Participant with respect to the advisability of making such an election. In addition, the award or vesting of the Restricted Stock acquired hereunder, and the payment of dividends with respect to such Restricted Stock, may give rise to “wages” subject to withholding. The undersigned expressly acknowledges and agrees that his/her rights hereunder are subject to his/her promptly paying to the Company in cash (or by such other means as may be acceptable to the Administrator in its discretion, including, if the Administrator so determines, by the delivery of previously acquired Stock or Restricted Stock acquired hereunder or by the withholding of amounts from any payment hereunder) all taxes required to be withheld in connection with such award, vesting or payment. Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and the Company (i) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant or vesting of the Restricted Stock or the subsequent sale of any shares; and (ii) does not commit to structure the Restricted Stock to reduce or eliminate the Participant’s liability for Tax-Related Items.
12.Clawback. The Participant acknowledges and agrees that the Restricted Stock is subject to Section 10 of the Plan and the Clawback Policy, and by accepting this award, the Participant is agreeing to be bound by the Clawback Policy.
13.Plan Document. By signing below, the Participant acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions thereof and hereof, and accepts the Restricted Stock subject to all of the terms and conditions of the Plan and this Agreement. The Participant acknowledges that there may be adverse tax consequences upon the grant or vesting of the Restricted Stock or disposition of the underlying shares and that the Participant has been advised to consult his or her tax advisor prior to such grant, vesting, or disposition.
14.Governing Law. This Agreement and all claims or disputes arising out of or based upon this Agreement or relating to the subject matter hereof will be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.
15.Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Participant or the Company to the Administrator for review. The resolution of such dispute by the Administrator shall be final and binding on the Participant and the Company.
16.Restricted Stock Subject to Plan. This Agreement is subject to the Plan as approved by the Company’s shareholders. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.
17.Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Participant and the Participant’s beneficiaries, executors, administrators and the person(s) to whom the Restricted Stock may be transferred by will or the laws of descent or distribution.
18.Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.
19.Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the Restricted Stock in this Agreement does not create any contractual right or other right to receive any Restricted Stock or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Participant’s Employment with the Company.
20.Amendment. The Administrator has the right to amend, alter, suspend, discontinue or cancel the Restricted Stock, prospectively or retroactively; provided that, no such amendment shall adversely affect the Participant’s material rights under this Agreement without the Participant’s consent.
21.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.
IN WITNESS WHEREOF, the parties to this Agreement have duly authorized this Agreement to be effective as of the date first written above.